CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A 33-10238 and 811-4906) of our reports dated June 26, 2014 on the financial statements and financial highlights of Dreyfus Connecticut Fund, Dreyfus Massachusetts Fund and Dreyfus Pennsylvania Fund (each, a “Fund”) (three of the series comprising Dreyfus State Municipal Bond Funds) included in each Fund’s annual report for the fiscal year ended April 30, 2014.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

August 25, 2014